Exhibit 10.1

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CERTAIN INFORMATION IDENTIFIED BY “[***]” HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED
MANUFACTURING & SERVICES AGREEMENT
BY AND BETWEEN
EXCELLA GMBH & CO. KG,
AND
MYOVANT SCIENCES GMBH.
EFFECTIVE DATE: April 04, 2019
RESTATEMENT DATE: April 2, 2021

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AMENDED AND RESTATED MANUFACTURING & SERVICES AGREEMENT
This Amended and Restated Manufacturing & Services Agreement (the “Agreement”) is made effective as of April 04, 2019 (the “Effective Date”) by and between Excella GmbH & Co. KG, a company having its registered office at Nürnberger Str. 12, 90537 Feucht, Germany and registered with the Amtsgericht Nürnberg under the number HRA 17667 (“Excella” or “Supplier”) and Myovant Sciences GmbH, a company having its principal place of business at Viaduktstrasse 8, 4051 Basel, Switzerland (“Myovant”), and amended and restated as of April 2, 2021 (the “Restatement Date”). Myovant and Supplier are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Myovant is a pharmaceutical company engaged in the development and commercialization of treatments for endocrine-related diseases or disorders;
WHEREAS, Supplier is a pharmaceutical contract development and manufacturing organization; and
WHEREAS, Myovant desires to procure a supply of Product(s) (defined below) from Supplier, and Supplier desires to provide such Product(s), all in accordance with the terms and conditions hereof.
NOW, THEREFORE, and in consideration of the mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:
ARTICLE 1
DEFINITIONS
The following capitalized terms used in this Agreement shall have the meanings specified below:
1.1    “Affiliate” means, with respect to a particular person or entity, a Person that controls, is controlled by, or is under common control with such person or entity, other than any Excluded Affiliate (with respect to Myovant). For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of fifty percent (50%) or more of the voting stock of such entity, or by contract or otherwise.
1.2    “Applicable Laws” means any applicable federal, state, local, municipal, foreign, or other law, statute, legislation, constitution, principle of common law, code, treaty ordinance, regulation, rule, or order of any kind whatsoever put into place under the authority of any Governmental Authority, including the FFDCA, Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §335a et seq.), U.S. Patent Act (35 U.S.C. §1 et seq.), Federal Civil False Claims Act (31 U.S.C. §3729 et seq.), and the Anti-Kickback Statute (42 U.S.C. §1320a-7b et seq.), all as amended from time to time, together with any rules, regulations, and compliance guidance promulgated thereunder. “Applicable Law” will include the applicable regulations and guidance of the FDA that constitute Good Manufacturing Practices (and, if and as appropriate under the circumstances, other comparable regulation and guidance of any applicable Governmental Authority).
1.3    “Batch” means a specific quantity of a Product that (a) is intended to have uniform character and quality pursuant to the Specifications and (b) is produced according to a single order during the same Manufacturing cycle.
1.4    “Batch Documentation” means, with respect to a Product, the documentation provided to Myovant or its designee at the time of delivery of such Product, as agreed upon by the Parties in the Quality Agreement or as required by Applicable Laws.
1.5    “Business Day” means a day other than Saturday, Sunday, or any other day on which commercial banks located in the State of New York, U.S., Nürnberg, Germany or Zurich, Switzerland are authorized or obligated by Applicable Law to close.
1.6    “Calendar Year” means the twelve (12) month period ending on December 31; provided, however, that (a) the first Calendar Year of the Term will begin on the Effective Date and end on

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December 31, 2019 and (b) the last Calendar Year of the Term will end upon the expiration or termination of this Agreement.
1.7    “CMC” means chemistry, manufacturing, and controls.
1.8    “Commercial Product” means a final, packaged pharmaceutical product consisting of: (a) the Drug Product; (b) the Drug Product and the Myovant Companion Product co-packaged together; or (c) Relugolix in a fixed-dose combination with any other active pharmaceutical ingredient(s).
1.9    “Commercialization” means all activities undertaken by or on behalf of a Party to promote, market, sell, and distribute a Commercial Product, including: (a) sales force efforts, detailing, advertising, marketing, the creation and approval of promotional materials, sales or distribution, pricing, customer and government contracting, and medical affairs, including medical education, medical information, clinical science liaison activities, and health economics and outcomes research; (b) product security activities that may include enhancing supply chain security, implementing brand protection technologies, intelligence gathering, forensic analysis, customs recordation, and anti-counterfeiting enforcement action, such as taking Internet countermeasures, collaborating with law enforcement and seeking criminal restitution; (c) management of any risk evaluation and mitigation strategies (REMS) programs; (d) importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Commercial Product to customers; and (e) other similar activities relating to Commercial Product. When used as a verb, “Commercialize” means to engage in Commercialization activities.
1.10    “Confidential Information” means all non-public or proprietary Information disclosed by a Party to the other Party under this Agreement, which may include ideas, inventions, discoveries, concepts, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, inventories, machines, techniques, development, designs, drawings, computer programs, skill, experience, documents, apparatus, results, clinical and regulatory strategies, regulatory documentation, information and submissions pertaining to or made in association with Regulatory Materials, data (including pharmacological, toxicological, and clinical data, raw data, analytical and quality control data, manufacturing data and descriptions, patent and legal data, market data, financial data or descriptions), devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, without regard as to whether any of the foregoing is marked “confidential” or “proprietary,” or disclosed in oral, written, graphic, or electronic form. Confidential Information will include the terms and conditions of this Agreement.
1.11    “Credit Note” means a credit memo issued by one Party to the other Party and usable by this Party as: (i) an offset against amounts payable to the other Party or, (ii) if no such amounts are outstanding at the time of termination or expiration of this Agreement, for a refund from the other Party which the other Party shall pay no later than forty five (45) days after any such termination or expiration.
1.12    “Detectable Defect” is defined in Section 10.1.
1.13    “Drug Product” means a final pharmaceutical product consisting of bulk oral solid dosage tablets containing Relugolix.
1.14    “Drug Substance” means the active pharmaceutical ingredient Relugolix.
1.15    “Excluded Affiliate” means (1) for Myovant: (a) any Myovant Parent Affiliate or (b) any direct or indirect subsidiary of a Myovant Parent Affiliate, other than any Myovant Parent, that (i) is controlled (as defined in Section 1.1) by such Myovant Parent Affiliate but is not controlled by Myovant or any Myovant Parent and (ii) is established for the development and commercialization of compounds and products other than the Drug Product and (2) for Supplier: Fareva S.A.
1.16    “Excluded Territory” means, subject to Section 6.3, Japan, China Hong Kong, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan, Thailand, and Vietnam.
1.17    “Expiration Date” is defined in Section 10.2.
1.18    “Facility” means Supplier’s facility located at [***] or another facility as otherwise mutually agreed upon by the Parties in writing pursuant to Section 8.3.
1.19    “FDA” means the United States Food and Drug Administration, and any successor agency thereto.

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1.20    “FFDCA” means the Federal Food, Drug and Cosmetic Act under United States Code, Title 21, as amended from time to time, together with any rules, regulations, and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto.
1.21    “Firm Order” is defined in Section 7.1.2.
1.22    “Firm Order Period” is defined in Section 7.1.2.
1.23    “Force Majeure Event” is defined in Section 20.1.
1.24    “GnRH” means gonadotropin-releasing hormone.
1.25    “Good Manufacturing Practices” or “GMP” means all applicable then-current standards for Manufacturing, including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practices, 21 C.F.R. §§ 210, 211, 600 and 610 and all applicable FDA guidelines and requirements, (b) the principles detailed in the equivalent Applicable Laws in any relevant country, each as may be amended and applicable from time to time, and (c) cooperation with the conduct of any inspection by qualified persons to ensure compliance with the foregoing standards.
1.26    “Governmental Authority” means any multi-national, national, federal, state, local, provincial, municipal, or other government authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, or other tribunal).
1.27    “Information” means information, discoveries, compounds, compositions, formulations, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, techniques, designs, drawings, correspondence, computer programs, documents, apparatus, results, strategies, regulatory documentation, information and submissions pertaining to, or made in association with, filings with any Government Authority, data, including pharmacological, toxicological, non-clinical and clinical data, raw data, analytical and quality control data, manufacturing data and descriptions, market data, financial data or descriptions, devices, assays, chemical formulations, specifications, material, product samples and other samples, physical, chemical and biological materials and compounds, and the like, in written, electronic, oral or other tangible or intangible form, now known or hereafter developed, whether or not patentable.
1.28    “Intellectual Property Rights” means any proprietary rights with respect to inventions, apparatuses, methods, processes, works of authorship or marks, including: (i) patents, patent applications, and certificates of invention; (ii) trade secrets, know-how, and similar rights in confidential or proprietary information; (iii) copyrights and moral rights; (iv) trademarks, trade names, logos, trade dress, and similar indicia of origin; and (v) similar proprietary rights under any laws and in any jurisdiction throughout the world.
1.29    “Latent Defect” is defined in Section 10.2.
1.30    “Manufacture” or “Manufacturing” means all activities by or on behalf of a Party related to the manufacturing of any Product, or any ingredient thereof, including test method development and stability testing, formulation, manufacturing scale-up, manufacturing for Development or Commercialization, labeling, filling, processing, packaging, in-process and finished Product(s) testing, shipping, storing, or release of any Product or any ingredient thereof, quality assurance and quality control activities related to manufacturing and release of any Product, ongoing stability tests, and regulatory activities related to any of the foregoing. When used as a noun, “Manufacture” or “Manufacturing” means any and all activities involved in Manufacturing.
1.31    “Myovant Background IP” the Intellectual Property Rights owned or controlled by Myovant or its Affiliate(s) as of the Effective Date or thereafter.
1.32    “Myovant Companion Product” means any pharmaceutical product or preparation containing estradiol and/or norethindrone acetate that is (a) Manufactured, used, sold, offered for sale, imported or otherwise developed or Commercialized by or on behalf of Myovant, its Affiliates or any Myovant Licensee and (b) is co-packaged or co-formulated with Drug Product.
1.33    “Myovant Licensee” has the meaning set forth in Section 3.1.
1.34    “Myovant Parent” means, with respect to Myovant, any Person of which Myovant is a wholly owned subsidiary. For clarity, as of the Effective Date, the Myovant Parent is Myovant Sciences Ltd.

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1.35    “Myovant Parent Affiliate” means any Person that controls (as defined in Section 1.1) the Myovant Parent, including, as of the Restatement Date, Sumitovant Biopharma Ltd.
1.36    “Myovant Technology” means all Intellectual Property Rights that are owned or controlled by Myovant or its Affiliates as of the Effective Date and during the Term solely to the extent the use or practice of such Intellectual Property Rights is necessary for the Manufacture of Product(s) to be supplied to Myovant in accordance with the terms and conditions of this Agreement.
1.37    “NDA” means a (a) New Drug Application or supplemental New Drug Application as contemplated by Section 505(b) of the FFDCA, submitted to the FDA pursuant to 21 C.F.R. § 314, including any amendments thereto or (b) any comparable applications filed in or for countries or jurisdictions outside of the United States to obtain Regulatory Approval to Commercialize a Commercial Product in that country or jurisdiction.
1.38    “Notified Party” has the meaning set forth in Section 6.2.
1.39    “Permits” means any licenses, permits, registrations, certifications or other approvals from a Governmental Authority.
1.40    “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, incorporated association, joint venture or similar entity or organization, including a government or political subdivision, department or agency of a government.
1.41    “Product(s)” means Drug Substance and/or RSM, as applicable.
1.42    “Project Invention” is defined in Section 15.2.
1.43    “Purchase Order” is defined in Section 7.1.3.
1.44    “Qualified Territory” means the countries in the Territory that are listed on Exhibit A.
1.45    “Quality Agreement” means the Quality Assurance Agreement between the Parties for the supply of Product(s) under this Agreement to be entered into in accordance with Section 8.4.
1.46    “Quality Release” means certification by Supplier’s quality control department that each Product that is Manufactured by or on behalf of Supplier complies with the Quality Agreement and Supplier’s quality release specifications as confirmed by release testing.
1.47    “Recall” means a Party’s removal or correction of Commercial Product following (a) notice or request of any Regulatory Authority or (b) the good faith determination by such Party that an event, incident, or circumstance has occurred that required such a recall of such Commercial Product. A Recall does not include a market withdrawal or a stock recovery.
1.48    “Regulatory Approval” means the approval(s), authorizations or reviews (including “safe-to-proceed” letters) of the applicable Regulatory Authority(ies) in a country or jurisdiction that are necessary to conduct research and clinical development of a pharmaceutical product or to market, promote, sell or distribute a pharmaceutical product.
1.49    “Regulatory Authority” means any applicable Governmental Authority involved in granting Regulatory Approval or issuing a Recall for a Commercial Product or Product(s), including the FDA.
1.50    “Regulatory Materials” means regulatory applications, filings, submissions, notifications, registrations, Regulatory Approvals, or other submissions, including any written correspondence or meeting minutes, made to, made with, or received from any Regulatory Authority submitted to a Regulatory Authority in any country for the purpose of obtaining Regulatory Approval from that Regulatory Authority (including all NDAs, and associated common technical documents) and any amendments and supplements thereto, and all data and other information contained in, and Regulatory Authority correspondence relating to, any of the foregoing. Regulatory Materials include the Product NDAs, and amendments and supplements thereto.
1.51    “Regulatory Qualifications” is defined in Section 17.2.1(a).

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1.52    “Relugolix” means the GnRH receptor antagonist that, as of the Effective Date, is being developed by Myovant or its Affiliates.
1.53    “Rolling Forecast” is defined in Section 7.1.1.
1.54    “RSM” means regulatory starting material needed for the Manufacture of Drug Substance as specified on Schedule 1.54 as may be updated from time to time at Myovant’s sole option by written notice to Supplier.
1.55    “RSM Option Payment” is defined in Section 7.1.3(a).
1.56     “Scope of Work” is defined in Section 13.2.
1.57    “Shelf-Life” is defined in Section 7.2.1.
1.58    “Specifications” means, with respect to a country or region, the specifications for the design, composition, Manufacture, packaging, and/or quality control of the Product(s) applicable to such country or region, as set forth in Exhibit B attached hereto, which may be amended from time-to-time.
1.59    “Subcontractor” is defined in Section 3.3
1.60    “Supplier Background IP” means the Intellectual Property Rights owned or controlled by Supplier as of the Effective Date or thereafter.
1.61    “Supplier Technology” means pre-existing products, materials, tools, methodologies, technologies or Intellectual Property Rights of Supplier embodied in the Project Inventions; provided that Supplier documents its pre-existing ownership of any such Supplier Technology embodied in any Project Invention.
1.62    “Technology Transfer Plan” shall have the meaning assigned to it in Section 13.1.
1.63    “Term” is defined in Section 19.1.
1.64    “Territory” means all countries in the world except for the Excluded Territory.
1.65    “Third Party” means a Person other than Supplier, Myovant or their respective Affiliates.
1.66    “United States” or “U.S.” means the United States of America and its territories, districts, commonwealths and possessions (including the Commonwealth of Puerto Rico).
ARTICLE 2
PRODUCT SUPPLY
2.1    Purchase and Supply. Subject to the terms and conditions set forth in this Agreement and the Quality Agreement, Supplier shall supply to Myovant or, at Myovant’s request, any Myovant Licensee or their designees, and Myovant shall obtain from Supplier, certain quantities of Product(s) ordered in accordance with this Agreement. For clarity, Myovant may use, sell or otherwise transfer to any Third Party the Product(s) supplied hereunder, or any Commercial Product that incorporates such Product(s), as necessary to meet some or all of the requirements of Myovant, its Affiliates, Subcontractors and Myovant Licensees in connection with the Commercialization of Commercial Product as authorized and contemplated herein. At Myovant’s request, Supplier shall negotiate in good faith with any Myovant Licensee to supply Product(s) directly to such Myovant Licensee under substantially the same terms and conditions as this Agreement, including pricing.
2.2    Exclusivity. During the Term and for a period of [***] thereafter, Supplier shall not, without Myovant’s written consent, develop, Manufacture or supply any Drug Substance or RSM, or any product containing Relugolix, for or to any Third Party.

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ARTICLE 3
GRANT OF RIGHTS
3.1    License Grants to Myovant. Subject to the terms and conditions of this Agreement, Supplier hereby grants to Myovant a worldwide, perpetual, irrevocable, non-exclusive, royalty-free, fully paid-up, license (with the right to sublicense) to: (a) the Supplier Technology and the Supplier Background IP as necessary for Myovant’s use of the Project Inventions for any and all purposes; and (b) the Supplier Technology and Supplier Background IP as far as necessary and for the sole purpose to package, market, distribute, offer to sell, sell and have sold Product(s), either on its own or as part of a Commercial Product. For clarity, Myovant will have the right to grant sublicenses, through multiple tiers, of the rights granted to Myovant under this Section 3.1 to its Affiliate(s) and/or any Third Parties (each, a “Myovant Licensee”).
3.2    License Grants to Supplier. Subject to the terms and conditions of this Agreement, Myovant hereby grants to Supplier:
(a)    a worldwide, perpetual, irrevocable, non-exclusive, fully royalty-free, fully paid-up license, without the right to grant sublicenses, under the Project Inventions to manufacture products other than (i) the Product(s), or (ii) products that compete with the Product(s), in each case if and to the extent that the Project Inventions are also capable to be used for the manufacturing by Supplier of products other than the Products; and
(b)    a non-exclusive, non-transferrable, non-sublicensable license under the Myovant Technology solely to the extent necessary to permit Supplier to perform its obligations under this Agreement during the Term.
3.3    Subcontractors. In performing its activities under this Agreement, Supplier may engage consultants, subcontractors or other vendors to conduct its obligations thereunder or hereunder (each, a “Subcontractor”); provided that (a) Supplier remains responsible for (i) the management of its Subcontractors, (ii) fulfillment by its Subcontractors of all obligations set forth under this Agreement as if the Subcontractor were a party hereto, and (iii) any breach of this Agreement by a Subcontractor, and (b) Supplier will terminate promptly any Subcontractor, and will give the other Party notice of such termination, in the case of any material breach of this Agreement by a Subcontractor. In the event that Supplier wishes to engage a Subcontractor to perform any obligations subject to oversight by any Regulatory Authority, then, without limiting the generality of the foregoing, Supplier shall: (A) provide prior written notice to Myovant, which notice must identify, at a minimum, the Person whom would be acting as such a Subcontractor and a description of the work to be conducted by such Person; and (B) not permit any such Subcontractor to perform any work in connection with this Agreement until Myovant has provided written consent. Without limitation, such contracts entered into with Subcontractors will contain provisions, including those relating to Intellectual Property Rights, confidentiality, and non-use that are no less restrictive than those set forth in this Agreement.
3.4    No Implied License. No license or other right is or will be created or granted hereunder by implication, estoppel, or otherwise. All licenses and rights are or will be granted only as expressly provided in this Agreement.
ARTICLE 4
PRICE
4.1    Price. In consideration for all Manufacturing activities performed and materials used by Supplier or its Subcontractors in the Manufacture of Product(s) under this Agreement, including other raw materials, consumables, maintenance, direct and indirect labor costs, depreciation and a profit margin thereon, Myovant shall pay Supplier for quantities of Product(s) delivered to Myovant, its Affiliates or their designees under this Agreement pursuant to a Firm Order in accordance with Section 7.1.2, and pursuant to the corresponding Purchase Order in accordance with Section 7.1.3, in accordance with the applicable prices set forth in Schedule 4.1. For clarity, Supplier may Manufacture the Drug Substance using RSM that is Manufactured by Supplier, sourced from a Third Party that is agreed by Myovant, or provided by Myovant, at Myovant’s option as indicated in the applicable Firm Order and corresponding Purchase Order.
[***].
4.2    Invoicing. Supplier shall submit an invoice to Myovant for Product(s) no earlier than release by Supplier of such Product(s) in accordance with the Quality Agreement and make available for shipment of such Product(s) to Myovant in accordance with Section 7.2 and Section 9.1; provided, however, that Supplier

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may submit a request for deposit payment for RSM Option Payments in accordance with Section 7.1.3(a). In addition, Supplier shall deliver each such invoice to: [***]. Each invoice shall be accompanied by the following information: applicable Purchase Order number(s), quantities of Product(s), the corresponding prices and lot numbers for each of the foregoing in accordance with Section 4.1, any applicable payment for RSM Option Payments received by Supplier in accordance with Section 7.1.3(a), freight charges and the total amount to be remitted by Myovant; in each case, in accordance with this Agreement. Without limiting the generality of the foregoing, each invoice submitted to Myovant shall be accompanied by the relevant Batch Documentation for such shipment of Product(s). Myovant shall pay such invoices in accordance with Article 14.
4.3    Currency. All payments hereunder shall be made in Euros.
ARTICLE 5
MANUFACTURING FACILITIES
5.1    Facility. The Parties acknowledge and agree that Supplier will Manufacture the Product(s) under this Agreement only at the Facility.
ARTICLE 6
REGULATORY ACTIVITIES AND RESPONSIBILITIES
6.1    General Obligations of Supplier; Audits. Supplier shall, or shall cause its Affiliates or Third Parties on its behalf to, (a) perform its obligations under this Agreement in compliance with all Applicable Laws, including all GMPs, and in accordance with the Quality Agreement, (b) undertake all regulatory activity with respect to the Manufacture of the Product(s), including components thereof in accordance with this Agreement and as otherwise required by Applicable Laws or Regulatory Authorities. Supplier shall be responsible for maintaining all Permits and establishment fees required by any Regulatory Authority with respect to any Supplier Manufacturing facility where any aspect of the Product(s) is Manufactured, including but not limited to the Facility. Supplier shall support Myovant in audits of quality and compliance systems of Supplier (not more than one (1) Myovant audits in any twelve (12) month period) in addition to other customary matters related to regulatory compliance. Additional “for cause” audit(s) that are required to address legitimate quality concerns will not be considered an annual audit and will be at no cost to Myovant.
6.2    Communication with Regulatory Authorities. Notwithstanding anything to the contrary in the Quality Agreement, following receipt by a Party (the “Notified Party”) or its Affiliate(s) or Subcontractor(s) of any regulatory inquiry or communication, or the occurrence of any inspection, regarding the Manufacture of Product(s) and/or Commercial Product in compliance with GMP, the Notified Party shall promptly (but in no event later than three (3) Business Days after the Notified Party receives such inquiry or communication or twenty-four (24) hours such without-notice-inspection commences, as applicable) notify the other Party in writing thereof. If the Notified Party or its Affiliate(s) or Subcontractor(s) receive notice of an inspection or an inspection visit by any Governmental Authority that directly involves Product(s) or Commercial Product or is likely to materially impact Supplier’s ability to supply Product(s) to Myovant hereunder, the Notified Party shall give the other Party prompt written notification thereof (but in no event later than three (3) Business Days after Notified Party receives such notice) and the Notified Party shall provide the other Party with copies of applicable documentation with respect thereto, and such other Party shall have a reasonable opportunity to review and comment on the Notified Party’s proposed response; provided, however, that such other Party’s opportunity to review and comment shall not be extended so as to cause any response of the Notified Party to be later than is required by such Governmental Authority. Unless prohibited by Applicable Law, the Notified Party shall allow a representative of the other Party to be present at and observe any inspection by any Governmental Authority concerning Product(s) or Commercial Product; provided that, if such other Party is Myovant, then Supplier shall, in addition (and unless prohibited by Applicable Law), allow a representative of any licensee of Myovant to be present at and observe any such inspection if such representative agrees to terms of confidentiality and other terms and conditions required by Supplier in connection with entering its facility. All other communications with Regulatory Authorities, including without limitations any regulatory audits, shall be governed by the Quality Agreement.
6.3    Expansion of Qualified Territory. If, after the Effective Date, Myovant, or any of Myovant’s Affiliates or licensees or sublicensees, obtains Regulatory Approval to market, promote or use Commercial Product in any country or jurisdiction of the Territory other than those within the Qualified Territory as of the date of such Regulatory Approval, then: (a) Supplier shall, at Myovant’s request, exert reasonable efforts to obtain Regulatory Qualifications as promptly as possible in such new country(ies) or jurisdiction(s), and (b) such new country(ies) or jurisdiction(s) will automatically be added to the Qualified Territory and the representations, warranties and covenants described herein will apply with respect thereto; provided, however, that in the event the business case for seeking such Regulatory Qualifications of Supplier, as requested by Myovant, does not reasonably

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justify the efforts related to this country, then the Parties agree to meet and to negotiate the cost responsibility before starting the Regulatory Qualifications process.
ARTICLE 7
FORECASTING AND ORDERING
7.1    Forecasts and Purchase Orders.
7.1.1    Forecasts. No later than the period as specified below under “Lead Time” prior to the intended supply of the first commercial batches, and thereafter no later than the [***] during the remainder of the Term, Myovant shall submit to Supplier, at the contact information provided below, Myovant’s [***] forecast for its desired quantities of the Product(s) to be delivered to Myovant [***] covering the period specified below under “Forecast Period” (each, a “Rolling Forecast”). Myovant will submit each Rolling Forecast to the addressee listed in Schedule 7.1.1, which Supplier may update or change by providing written notice to Myovant in accordance with Section 20.2 of this Agreement. The Rolling Forecast shall set forth the [***].
7.1.2    Binding Quantities. With respect to each Rolling Forecast submitted by Myovant in accordance with Section 7.1.1, the first number of months specified below under “Firm Order Period” (each as applicable, a “Firm Order Period”) [***] (“Firm Order”). [***].

Product	Lead Time	Forecast Period	Firm Order Period
[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]

7.1.3    Purchase Orders.
(a)    Issuance and Acceptance. With its submission of the first Rolling Forecast, Myovant shall submit a separate purchase order for Product(s) (each, a “Purchase Order”) for the Firm Order Period as set forth in the first Rolling Forecast to Supplier. Each Purchase Order shall specify [***]. Thereafter, with each Rolling Forecast submitted to Supplier pursuant to Section 7.1.1, Myovant shall submit a Purchase Order for the month of the Rolling Forecast that has become a Firm Order for the first time (i.e., the month for which no Purchase Order was previously submitted). With respect to [***], the Parties will consult and mutually agree in writing on [***]; and each such payment, a “RSM Option Payment”). [***]. To the extent of any conflict between a Purchase Order and this Agreement, this Agreement shall control.
(b)    Deviations from the Firm Order Period. If the quantity set forth in a Purchase Order exceeds the quantity set forth in the corresponding month of the Firm Order Period, Supplier shall use reasonable efforts to satisfy the amount contained in a Purchase Order; provided, however, that (i) Supplier shall not reject any Purchase Order that, considered in the aggregate with other Purchase Orders placed pursuant to a Firm Order Period in a Rolling Forecast, is for an aggregate quantity of Product(s) totaling up to [***] of the quantities identified in such Firm Order Period, and (ii) Supplier shall not be in breach of this Agreement if it does not deliver quantities in excess of [***] of the quantity set forth in corresponding month of the Firm Order Period. For the avoidance of doubt, such reasonable efforts shall not require Supplier to reschedule or otherwise delay either any Manufacturing runs for any other product or any planned shut-down of a Manufacturing facility, including without limitation the Facility.
(c)    Cancellations. If Myovant cancels any Firm Order for Drug Substance or RSM, then Myovant shall make the applicable payment as set forth in Schedule 7.1.3. If Myovant pays [***] of such Firm Order, then Supplier shall deliver the Drug Substance or RSM pursuant to Section 7.2. If Myovant reimburses Supplier for raw materials and/or intermediates, then Supplier shall store such raw materials in suitable conditions, and use such raw materials and/or intermediates to fulfill the next subsequent Firm Orders of Drug Substance or RSM.
7.2    Delivery. Subject to Section 20.1, Supplier shall supply the Product(s) ordered under a Purchase Order by way of delivery pursuant to Article 9. If Supplier is unable to meet the specified delivery date,

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Supplier shall promptly notify Myovant and provide to Myovant an alternative delivery date which is as close to the original delivery date as reasonably possible.
7.2.1    Shelf-Life. With respect to the manufacture of Product(s) under this Agreement, at the time Product is made available for shipment to Myovant, such Product shall have no less than [***] of its Shelf-Life remaining. For purposes of this Section 7.2.1, the term “Shelf-Life” means the length of time that elapses between the date that such Product is released by Supplier and the date that such Product must be re-tested as determined by Supplier based on current stability results as of the date such Product is made available for shipment by Supplier to Myovant. For illustrative purposes, [***]. In the case of such remaining Shelf-Life at delivery being (or anticipated to be) less than the foregoing, then Supplier shall notify Myovant in writing promptly after Supplier’s receipt of the applicable Purchase Order and may deliver the Product on a schedule agreed to in writing by Myovant.
7.2.2    Testing by Supplier. Prior to delivery by Supplier pursuant to Section 9.1, Supplier shall undertake release testing to obtain a Quality Release for each Batch of the Product(s) that is Manufactured pursuant to a Purchase Order and in accordance with the terms of the Quality Agreement.
7.2.3    Provision of Records. With each Batch of Product(s) delivered by Supplier pursuant to Section 9.1, Supplier shall provide for each Batch all Batch Documentation, including a certificate of analysis, Quality Release and certificate of conformance, in each case in accordance with the terms of the Quality Agreement.
7.2.4    Delayed Deliveries. Supplier shall notify Myovant immediately if Supplier believes that it may not be able to deliver the Product(s) by the delivery date specified in the relevant Purchase Order. Upon such notice, the Parties shall discuss in good faith ways in which the delay can be avoided (or if it cannot be avoided, shortened) and Supplier shall consider and implement in good faith any reasonable suggestion by and discussion/agreement with Myovant to avoid or mitigate the delay. Notwithstanding the foregoing, unless otherwise agreed to in writing by both Parties, if Supplier delivers the Product(s) more than [***] after the delivery date specified in the relevant Purchase Order, and the failure to deliver is not as a result of a Force Majeure Event and attributable to Supplier, then Supplier shall discount the price for the affected shipment(s) of Product(s) by [***] per each [***] period exceeding the aforementioned [***] after such delivery date, up to [***] of the price for such Product(s) over a period ending [***] after such originally specified delivery date. At Myovant’s option, any such discounted amounts under this Section 7.2.4 shall be payable to Myovant as a set-off against other payments that Myovant may owe Supplier. If Supplier has not delivered such Product(s) after such [***] period has elapsed, then, in addition to any other remedies Myovant may have under this Agreement, Myovant shall be entitled to deduct the applicable RSM Option Payment (or applicable portion thereof) from any other payments that Myovant may owe Supplier. If Supplier fails to deliver Product(s) in the quantities and by the delivery dates specified in the relevant Purchase Order or based on the mutual agreement for any [***] in a Calendar Year, and the failure to deliver is not as a result of a Force Majeure Event, Myovant shall, notwithstanding anything in this Agreement to the contrary, have the right to terminate this Agreement due to a material breach by Supplier without notice or cure period. Myovant’s exercise of its rights and remedies set forth in this Section 7.2.4 shall not limit or waive any of its other rights or remedies set forth herein or which may otherwise be available in law or equity.
7.3    Notice of Potential Inability to Supply. Supplier shall inform Myovant of any events that may prevent Supplier from fulfilling its supply obligations with respect to amounts of Product(s) ordered pursuant to any portion of any Firm Order as soon as reasonably practicable after becoming aware of such events, but in no event less than forty-eight (48) hours after Supplier obtains knowledge of any potential delay in Manufacturing or supply of Product(s) hereunder. In the event Supplier notifies Myovant of a potential inability to supply Product(s), the Parties shall discuss in good faith how to resolve or avoid (or, if not capable of resolution or avoidance, shorten) such supply problems. Without limiting the generality of the foregoing, Supplier will consider and implement in good-faith any reasonable suggestion of Myovant to resolve or avoid, or otherwise or shorten, any delay in Manufacturing or supply of Product(s).
7.4    Supply Shortage. If Supplier is unable to deliver [***] of the quantities of Product(s) that have been ordered by Myovant in accordance with Section 7.1.3, then Supplier shall fulfill any and all outstanding Purchase Orders from Myovant giving reasonable priority compared to any orders from Third Parties.

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ARTICLE 8
MANUFACTURING
8.1    Conformance with GMP. Supplier shall supply the Product(s) that conforms to GMPs, Applicable Laws, the Specifications, the Quality Agreement, the Product(s) NDAs and Regulatory Approvals, and other terms of this Agreement, including Section 7.2.1 (Shelf-Life).
8.2    Manufacturing Changes.
8.2.1    Myovant may request to amend, modify or supplement the Specifications or the Manufacturing process with respect to the Products upon written notice to Supplier (each such amendment, modification or supplement, a “Manufacturing Change”). The implementation of any such Manufacturing Change shall be subject to this Section 8.2 and the Quality Agreement.
8.2.2    [***].
8.3    Modifications. Supplier shall not modify the Specifications, Manufacturing, and testing processes, in each case, employed with regard to the Manufacture of the Product(s) or any component thereof, other than as agreed in writing.
8.4    Manufacturing Location. Supplier shall supply Product(s) for which the final Manufacturing processes have been performed solely at the Facility, in each case unless otherwise mutually agreed in writing.
8.5    Quality Agreement. Within [***] of execution of this Agreement (or such later date as the Parties may agree in writing), the Parties will enter into the Quality Agreement, which will define roles and responsibilities, change control, release authority, GMP requirements, sampling, testing and retain plans, specifications, preventative maintenance, dispute resolution and other aspects related to quality of Product(s). In addition, the Quality Agreement will detail the Parties’ obligations with respect to regulatory audits and will control over this Agreement with respect to quality issues to the extent this Agreement, including without limitation Section 6.1, contradicts the Quality Agreement.
8.6    Resources. Supplier agrees to allocate adequate resources to execute its obligations under this Agreement, including all Scopes of Work. Each Party agrees to respond promptly in the performance of their respective obligations beginning upon the execution of this Agreement or upon the execution of the applicable Scope of Work, as the case may be.
ARTICLE 9
DELIVERY, TITLE AND RISK OF LOSS
9.1    Shipment Terms; Title; Risk of Loss. Except as otherwise provided under Article 13 of this Agreement, all Product(s) will be shipped to Myovant or its designee [***] to Myovant’s designated site, freight collect, by a common carrier designated by Myovant in the Purchase Order, at Myovant’s expense. Title and risk of loss will transfer to Myovant, and delivery shall be deemed to have occurred, when goods are placed at Myovant’s or its designee’s disposal.
9.2    Labeling and Packaging. Supplier shall label and package Product(s) in accordance with Applicable Laws, and Myovant’s reasonable instructions, regarding pharmaceutical products shipped in bulk for further processing, labeling, or repackaging.
ARTICLE 10
NON-CONFORMING PRODUCT(S)/RETURNS
10.1    Claims for Detectable Defects. Myovant shall notify Supplier within ten (10) Business Days after receipt by Myovant or its designated dosage form (with respect to Drug Substance) manufacturer or drug substance (with respect to RSM) manufacturer of any shipment of the Product(s) supplied by or on behalf of Supplier of the existence and nature of any defect in or failure of the Product(s) to comply with Section 6.1 or Section 8.1 at the time of delivery that could have been detected by a reasonable physical inspection of the Product(s) at the time of delivery (“Detectable Defects”). If such notice is not provided within such thirty (30) days period, then such Product(s) will be deemed not to have any Detectable Defects, Myovant will be deemed to have accepted the Product(s), and Supplier will have no further responsibility for such Detectable Defects. A non-conformity relating to stability of the Product(s) shall not be considered a Detectable Defect.

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10.2    Claims for Latent Defects. Myovant shall notify Supplier within ten (10) Business Days upon discovery of any defect in or failure of the Product(s) to comply with Section 6.1 or Section 8.1 that is not a Detectable Defect (such defect or failure, a “Latent Defect”). Claims that are submitted by Myovant shall state the nature of the alleged defect, including how such alleged defect was discovered, in detail reasonably sufficient to enable Supplier to identify the nature of the alleged defect or to dispute the same, and to determine that the defect existed at the time of delivery. However, Myovant may only claim for Latent Defects for Product sold before the applicable expiration date listed on the container/labels of a Product and approved by the relevant Regulatory Authority, including any extensions or updates from time to time after the transfer of title and loss from Supplier to Myovant according to Section 9.1 (the “Expiration Date”). For clarity, if Myovant discovers that a Product that was sold before its expiration date had a Latent Defect at the time of such sale, then Myovant may make a claim for such Latent Defect at any time, including after such expiration date.
10.3    Provision of Samples. Myovant shall, when notifying Supplier of an alleged defect, provide samples of any allegedly defective Product(s) and copies of written reports or investigations performed by or on behalf of Myovant on such allegedly defective Product(s).
10.4    Referral to Independent Laboratory. In the event of a dispute between the Parties as to any defect in a Product(s), including whether a defect was a Detectable Defect, a Latent Defect or whether such defect existed at the time of delivery, that cannot be resolved within thirty (30) days of a claim being made to Supplier pursuant to Section 10.1 or Section 10.2, the matter shall promptly (but in no case later than ten (10) Business Days after the expiration of such thirty (30) day period) be submitted to an independent laboratory to be mutually agreed between the Parties. The independent laboratory will examine the Product(s) at issue and determine the existence and, if relevant, the timing of any defect in the Product(s). The decision of the independent laboratory shall be binding on the Parties, except in the case of fraud. Myovant shall bear the costs of the independent laboratory if the independent laboratory finds that the Product(s) was not defective or that such defect did not exist at the time of delivery. Supplier shall bear the costs of the independent laboratory if the independent laboratory finds that the Product(s) was defective at the time of delivery.
10.5    Credit Note; Replacement Product(s); Defective Product(s). Following a claim from Myovant pursuant to Section 10.1 or Section 10.2, and without limiting any of Myovant’s remedies with respect to any breach by Supplier of this Agreement, or the remedies set forth in Sections 7.2.4 or 7.4, Supplier’s sole obligation with respect to replacing defective Product(s) in the event that Supplier accepts Myovant’s claim as valid or the independent laboratory decides in favor of Myovant’s claim, shall be to either, at Myovant’s election: (a) provide Myovant with a Credit Note equal to (i) the price paid by Myovant for the defective Product(s) and (ii) the costs paid by Myovant, if any, to any independent laboratory used in connection in accordance with Section 10.4 with respect to such determination; or (b) replace the defective Product(s) as soon as commercially practicable. Any Product that is agreed or determined to be defective shall be, as directed by Supplier, either destroyed by Myovant or returned to Supplier, in both cases at Supplier’s expense. Except for Supplier’s obligations under Article 12 and Article 18, Supplier shall have no liability for defective Product(s) other than as provided in this Article 10.
ARTICLE 11
STORAGE, HANDLING AND TRANSPORT
11.1    Supplier’s Responsibilities. The Product(s) shall be Manufactured by or on behalf of Supplier and stored, handled, packaged, and transported in accordance with the requirements of this Agreement, the Quality Agreement and all Applicable Laws. Supplier shall maintain appropriate quality assurance and quality control standards and record-keeping practices, including systems, resources and procedures in order to satisfy these obligations.
11.2    Notice of Inspections by Regulatory Authorities. The Parties’ obligations with respect to any inspections or audits by any Regulatory Authority related to the Product(s) shall be governed by Section 6.2 and the Quality Agreement.
ARTICLE 12
RECALL
Each Party will promptly notify the other Party upon its determination that any event, incident, or circumstance has occurred, including but not limited to any field alert made pursuant to 21 C.F.R. part 314.81(b)(1), that may result in the need for a Recall or market withdrawal of a Product(s) and/or Commercial Product (but in no event later than twenty-four (24) hours and in all cases prior to the execution of such Recall or market withdrawal). For all such Recalls, the Parties will reasonably consult with each other with respect to the actions to be taken to address such Recall. Subject to this Article 12, for all Recalls, market withdrawals, and stock recoveries that are taken with respect to any Commercial Product and/or any Product(s) that is in Myovant’s possession or control,

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Myovant will be responsible for execution, and Supplier will take such actions as reasonably requested by Myovant in connection therewith and otherwise reasonably cooperate in all such efforts. All expenses incurred in connection with any Recall (including expenses for notification, destruction, and return of the affected Product(s) and/or Commercial Product and any refund to customers of amounts paid for such Product(s) and/or Commercial Product) will be the sole responsibility of Supplier (except to the extent such Recall is caused by the Myovant Companion Product or in any other way not attributable to Supplier).
ARTICLE 13
TECHNOLOGY TRANSFER; SUPPORT SERVICES
13.1    Technology Transfer. At Myovant’s request, and at its cost in accordance with a mutually agreed Scope of Work in accordance with Section 13.2, Supplier shall transfer to Myovant or its designee all know-how and technology necessary or useful for the Manufacture of Drug Substance and RSM. Myovant shall initiate and oversee such technology transfer, and shall in good faith assess the progress of such transfer until it is completed to contents agreed by the Parties. Upon such request by Myovant for a technology transfer, the Parties will work in good faith to establish a mutually agreed, detailed technology transfer plan, including tasks, deliverables, timelines and budgets (the “Technology Transfer Plan”). Upon adoption of the Technology Transfer Plan, each Party will perform such tasks as are assigned to it as described therein. For clarity, if Supplier elects to transfer the manufacture of any Product(s) to another facility within the [***] of affiliated companies, including [***], then Supplier will bear the cost of such transfer.
13.2    Support Services. Beginning on the Effective Date and continuing during the Term, upon reasonable request of Myovant, Supplier shall provide Myovant or its designee with reasonable technical, regulatory, CMC and other related services in support of the Manufacturing of Product(s) (collectively, the “Support Services”). Any Support Services provided by Supplier will be documented in work orders, executed by both Parties and substantially in the form attached as Exhibit C (each a “Scope of Work”). Each Scope of Work shall include milestone payments as mutually agreed. In addition, the Parties may mutually agree to adjust activities and/or costs under any Scope of Work, with discussions regarding such adjustments to be conducted in good faith by each Party. Supplier will perform Support Services from Supplier’s or its Affiliates’ facilities unless otherwise expressly set forth in a Scope of Work.
13.3    Reimbursement for Support Services. Myovant shall compensate Supplier in accordance with the milestone achievements and corresponding payment terms for Supplier’s achievement thereof as set forth in any applicable Scope of Work. Supplier shall invoice Myovant within thirty (30) days after the end of each month during the Term for all milestone payments accrued by Supplier through its provision of the Support Services in each then-current Scope of Work, which shall include a brief description of work performed, and Myovant shall pay such invoice in accordance with Article 14.
ARTICLE 14
PAYMENT TERMS
14.1    Payment Terms. Myovant shall pay any amount invoiced by Supplier pursuant to Section 4.2 that is not disputed in writing by Myovant within forty-five (45) days after receipt of such invoice and, with respect to payments for Product(s), a determination, in accordance with Section 10.1, that such Product(s) does not have any Detectable Defects. Myovant shall make all payments for invoices issued by Supplier in Euros via an Automatic Clearing House payment to Supplier’s account designated by Supplier.
14.2    Taxes. Myovant shall pay any applicable taxes, including sales, use, excise, value-added, service, goods and services, and consumption taxes imposed by relevant taxing authorities as a result of payments it makes to Supplier pursuant to this Agreement. All other taxes, including but not limited to income tax, gross receipts tax and foreign withholding tax, applicable to payments Myovant makes to Supplier pursuant to this Agreement shall be the sole responsibility of Supplier. Each Party will provide to the other Party any resale exemption, multiple points of use certificates, treaty certification and other exemption information reasonably requested by the other Party.
14.3    Late Payment. If Myovant does not pay or dispute in writing any invoiced amount within thirty (30) days of issuance of such invoice, simple interest shall thereafter accrue on the sum due to Supplier until the date of payment at the per annum rate of [***] or the maximum rate allowable by Applicable Laws, whichever is lower.

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ARTICLE 15
INTELLECTUAL PROPERTY
15.1    Background IP. Except as otherwise set forth explicitly herein, Myovant will have and retain full and exclusive right, title and ownership interest in and to the Myovant Background IP. Supplier will have and retain full and exclusive right, title and ownership interest in and to the Supplier Background IP.
15.2    Project Inventions. All discoveries, inventions, improvements, processes, formulations, methods, data and information generated, developed or derived by or on behalf of Supplier under this Agreement (i) from Myovant Technology or Myovant’s Confidential Information, (ii) from any Product or (iii) in the provision of the Manufacturing services, shall in each case belong to Myovant to the extent that it is not generally applicable to the business of Supplier and is unrelated to the manufacture or supply of Products (each, a “Project Invention”). Supplier hereby assigns to Myovant all of Supplier’s right, title and interest in, to and under each Project Invention. At Myovant’s request and expense, Supplier shall cooperate with Myovant in connection with applying for, prosecuting and enforcing any Intellectual Property Rights that claim or cover any Project Invention. Notwithstanding the foregoing, Supplier will retain ownership of any Supplier Technology, subject to the license granted to Myovant in accordance with Section 3.1.
ARTICLE 16
CONFIDENTIALITY
16.1    Nondisclosure and Non-Use. Each Party agrees that, during the Term and for a period of [***] thereafter, a Party (the “Receiving Party”) receiving Confidential Information of the other Party (the “Disclosing Party”) will (a) maintain in confidence such Confidential Information using not less than the efforts such Receiving Party uses to maintain in confidence its own confidential or proprietary information of similar kind and value, (b) not disclose such Confidential Information to any Third Party without the prior written consent of the Disclosing Party, except for disclosures expressly permitted below, and (c) not use such Confidential Information for any purpose, except to exercise its right and perform its obligations under this Agreement (it being understood that this Section 16.1 will not create or imply any rights or licenses not expressly granted under this Agreement). Notwithstanding anything to the contrary in the foregoing, the obligations of confidentiality and non-use with respect to any trade secret within such Confidential Information will survive for so long as such Confidential Information remains protected as a trade secret under Applicable Law.
16.2    Exceptions. The obligations in Section 16.1 will not apply with respect to any portion of the Confidential Information that the Receiving Party can show by competent evidence:
16.2.1    is publicly disclosed by the Disclosing Party, either before or after it is disclosed to the Receiving Party hereunder;
16.2.2    is known to the Receiving Party or any of its Affiliates at the time of its receipt, and not through a prior disclosure by the Disclosing Party, without any obligation to keep it confidential or any restriction on its use, prior to such disclosure by the Disclosing Party;
16.2.3    is subsequently disclosed to the Receiving Party or any of its Affiliates on a non-confidential basis by a Third Party that, to the Receiving Party’s knowledge, is not bound by a similar duty of confidentiality or restriction on its use;
16.2.4    is now, or hereafter becomes, through no act or failure to act on the part of the Receiving Party or any of its Affiliates, generally known or available, either before or after it is disclosed to the Receiving Party;
16.2.5    is independently discovered or developed by or on behalf of the Receiving Party or any of its Affiliates without the aid, use of, access to, or application of any of the Confidential Information belonging to the Disclosing Party; or
16.2.6    is the subject of written permission to disclose provided by the Disclosing Party.
16.3    Authorized Disclosure.
16.3.1    Permitted Disclosure. Notwithstanding the provisions of Section 16.1, the Receiving Party may disclose Confidential Information belonging to the Disclosing Party only to the extent such

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disclosure is reasonably necessary in the following instances: (a) filing of Regulatory Materials in order to obtain or maintain Regulatory Approvals; (b) prosecuting or defending litigation; (c) complying with Applicable Law or regulation or order of any or court or Government Authority, including responding to a subpoena in a Third Party litigation; (d) to its Affiliates, sublicensees or prospective sublicensees, Subcontractors or prospective Subcontractors, payors, consultants, agents, and advisors on a “need-to-know” basis in order for the Receiving Party to exercise its rights or fulfill its obligations under this Agreement, each of whom prior to disclosure must be bound by obligations of confidentiality and restrictions on use of such Confidential Information that are substantially similar to those set forth in this Article 16 (but which obligations may be of shorter duration for Third Parties, but at least five (5) years); or (e) to any actual or potential sources of financing (debt, equity, or otherwise) with respect to the Receiving Party or its Affiliate(s), including but not limited to bona fide third party institutional lenders who are or may be engaged to provide debt financing to the Receiving Party or its Affiliate(s); provided, however, that, in each of the above situations, the Receiving Party will remain responsible for any failure by any Person who receives Confidential Information pursuant to Article 16 to treat such Confidential Information as required under this Article 16.
16.3.2    Notice; Confidential Treatment. If and whenever any Confidential Information is disclosed in accordance with this Section 16.3, such disclosure will not cause any such information to cease to be Confidential Information except to the extent that such disclosure results in a public disclosure of such information (other than by breach of this Agreement). Notwithstanding the foregoing, if a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 16.3.1(a), (b), or (c), then it will, except where illegal, (a) give reasonable advance notice to the other Party of such disclosure and use not less than the same efforts to secure confidential treatment of or a protective (or similar) order for such Information as it would to protect its own Confidential Information from disclosure, and (b) only disclose the minimum amount of Confidential Information reasonably required for the purpose of such disclosure.
16.4    Terms of this Agreement. The Parties acknowledge that this Agreement and all of the respective terms of this Agreement will be treated as Confidential Information of both Parties. Neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except to a Third Party in connection with (a) a financing (or proposed financing) or an equity investment (or proposed investment) in such Party or its Affiliates, including to its shareholders and prospective shareholders, (b) the entry into any agreement with respect to the Development, Manufacture, or Commercialization of a Commercial Product, (c) a merger, consolidation, or similar transaction by such Party or its Affiliates or (d) the sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates; provided that (i) all such disclosures are made in accordance with this Article 16; (ii) such Third Party executes a non-use and non-disclosure agreement with confidentiality and non-use obligations similar to those contained in this Agreement and (iii) Myovant may disclose this Agreement or any of its respective terms to a competitor of Supplier’s only with Supplier’s written consent, not to be unreasonably withheld or delayed.
16.5    Publicity. Each Party agrees not to issue any press release or other public statement disclosing other information relating to this Agreement or the transactions contemplated hereby that contains information not previously publicly disclosed without the prior written consent of the other Party, not to be unreasonably withheld, conditioned, or delayed.
16.6    Equitable Relief. Given the nature of the Confidential Information and the competitive damage that could result to a Party upon unauthorized disclosure, use or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 16. In addition to all other remedies, a Party will be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 16.
ARTICLE 17
REPRESENTATIONS AND WARRANTIES
17.1    Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants and covenants to the other Party that:
17.1.1    Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated.
17.1.2    Corporate Power, Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the

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execution and delivery of this Agreement and the performance of its obligations hereunder; and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.
17.2    Further Supplier Representations, Warranties and Covenants. Supplier hereby represents, warrants and covenants to Myovant that:
17.2.1
(a)    Supplier possesses, as of the Effective Date and, with respect to any country added to the Qualified Territory in accordance with Section 6.3, as of the date such country is added, all regulatory qualifications, certifications, licenses and permits necessary to Manufacture Product(s) that may, subject to Myovant possessing the applicable Regulatory Approval, be lawfully promoted, sold and used (collectively, “Regulatory Qualifications”) in each country within the Qualified Territory.
(b)    Supplier will maintain such Regulatory Qualifications at all times during the Term with respect to the Qualified Territory as of the Effective Date.
(c)    If and to the extent Supplier obtains, in accordance with Section 6.3, applicable Regulatory Qualifications for countries or jurisdictions added after the Effective Date to the Qualified Territory, the Supplier will maintain such Regulatory Qualifications at all times thereafter during the Term.
(d)    Supplier shall allocate such resources as necessary to execute its obligations under this Agreement, including each Scope of Work.
(e)    Supplier shall not, nor permit any of its Affiliates to, sell or otherwise transfer or dispose of any equipment or tools, if any, or consumables funded by Myovant, if any, including any transfer of such equipment or tools to another facility (other than the Facility) of Supplier or its Affiliates, without Myovant’s prior written consent.
17.2.2    All Product(s) supplied pursuant to this Agreement, upon delivery to Myovant or Myovant’s designee in accordance with Section 9.1:
(a)    will have been Manufactured, tested, released, stored, supplied and otherwise handled in accordance with all Applicable Laws and GMPs, and the Product(s) NDAs and the applicable Specifications;
(b)    will have been Manufactured in facilities that are in compliance with Applicable Laws;
(c)    will have been Manufactured in accordance with the Quality Agreement and will conform with the certificates provided pursuant to the Quality Agreement;
(d)    shall not be adulterated or misbranded within the meaning of the FFDCA; and
(e)    may be introduced into interstate commerce pursuant to the FFDCA;
17.2.3    Supplier, its Affiliates and any employee of, contractor of or other Person retained by Supplier or its Affiliates, in each case directly or indirectly performing any activities under this Agreement, are not currently, have never been, and, to the best of Supplier’s knowledge, are not the subject of a proceeding that could lead to Supplier, any of its Affiliates or any such employee of Supplier or its Affiliates becoming, as applicable, (i) debarred by the FDA under 21 U.S.C. § 335a, (ii) excluded, debarred, suspended, or otherwise ineligible to participate in the Federal health care programs or in Federal procurement or non-procurement programs or in any similar state program, (iii) listed on the FDA’s Disqualified and Restricted Lists for clinical investigators, or (iv) convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) or could otherwise lead to be excluded, debarred, suspended or declared ineligible, but has not yet been excluded, debarred, suspended, or otherwise declared ineligible, nor has any such Person to Supplier’s knowledge engaged in conduct that could lead to such exclusion, debarment, suspension, or ineligibility. Supplier shall not engage, directly or indirectly, any Person to perform services hereunder if that Person has ever been, is currently, or, to the best of Supplier’s knowledge, is the subject of a proceeding that could lead to that Person becoming, as applicable, any of (i)-(iv) above. If Supplier receives notice of, or otherwise becomes aware

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of, the debarment, proposed debarment or such other exclusion, suspension, restriction or sanction of itself, or any employee of Supplier or an Affiliate of Supplier that is performing any activities under this Agreement, then Supplier shall notify Myovant immediately and Myovant shall have the right to immediately terminate this Agreement.
17.2.4    Each employee of, contractor of or other Person retained by Supplier or its Affiliates, in each case directly or indirectly performing any activities under this Agreement, has entered into, or will enter into prior to commencing the Manufacturing and other services under this Agreement, a written agreement which assigns to Supplier all Project Inventions created by such Supplier personnel during the course of his or her employment by, or other provision of services to, Supplier.
17.3    Disclaimer. EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WRITTEN OR ORAL, MADE BY SUPPLIER (OR ANY OF ITS AFFILIATES), WITH RESPECT TO THE PRODUCT(S) OR OTHERWISE, INCLUDING: (A) ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; (B) ANY IMPLIED WARRANTIES ARISING FROM COURSE OF PERFORMANCE, COURSE OF DEALING OR USAGE IN THE TRADE; (C) ANY WARRANTY OF DESCRIPTION OR OTHERWISE CREATED BY ANY AFFIRMATION OF FACT OR PROMISE OR SAMPLE OR MODEL; OR (D) NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 18
INDEMNIFICATION; NO CONSEQUENTIAL DAMAGES; INSURANCE; LIMITATION OF LIABILITY
18.1    Indemnification by Myovant. Myovant hereby agrees to defend, indemnify, and hold harmless Supplier and its Affiliates, and each of their respective directors, officers, employees, agents and representatives (each, a “Supplier Indemnitee”) from and against any and all claims, suits, actions, demands or other proceedings brought by any Third Party (each, a “Claim”) and all liabilities, expenses, damages, or losses, including reasonable legal expense and attorneys’ fees but excluding lost profits (collectively, “Losses”), to which any Supplier Indemnitee may become subject as a result of any such Claim to the extent such Claim arise or result from: (a) the Manufacture or Commercialization of the Product(s) or Commercial Product in the Territory, in each case, by or on behalf of Myovant, its Affiliate, or its Sublicensee; (b) the breach by Myovant of any warranty, representation, covenant, or agreement made by Myovant in this Agreement; (c) the negligence, gross negligence or willful misconduct of Myovant, its Affiliate, or its Sublicensee, or any officer, director, employee, agent, or representative thereof; and (d) the failure to comply with Applicable Law by or on behalf of Myovant in connection with the Product(s) or Commercial Product, or this Agreement; except, with respect to each of subsections (a) through (d) above, to the extent such Losses arise directly from the negligence, gross negligence, or willful misconduct of any Supplier Indemnitee or the breach by Supplier of any warranty, representation, covenant, or agreement made by Supplier in this Agreement.
18.2    Indemnification by Supplier. Supplier hereby agrees to defend, indemnify, and hold harmless Myovant and its Affiliates and each of their respective directors, officers, employees, agents and representatives (each, an “Myovant Indemnitee”) from and against any and all Losses to which any Myovant Indemnitee may incur, suffer, or be required to pay as a result of, or arising in connection with, any Claim to the extent such Claims arise or result directly from: (a) the breach by Supplier of any warranty, representation, covenant, or agreement made by Supplier in this Agreement; (b) the negligence, gross negligence, or willful misconduct of Supplier or its Affiliates or Subcontractors, or any officer, director, employee, agent or representative thereof; and (c) the failure to comply with Applicable Law by or on behalf of Supplier in connection with the Product(s) or this Agreement; except, with respect to each of subsections (a) through (c) above, to the extent such Losses result directly from the negligence, gross negligence, or willful misconduct of any Myovant Indemnitee, or the breach by Myovant of any warranty, representation, covenant, or agreement made by Myovant in this Agreement.
18.3    Indemnification Procedures.
18.3.1    Notice. Promptly after a Supplier Indemnitee or a Myovant Indemnitee (each, an “Indemnitee”) receives notice of a pending or threatened Claim, such Indemnitee will give written notice of the Claim to the Party from whom the Indemnitee is entitled to receive indemnification pursuant to Section 18.1 or Section 18.2, as applicable (the “Indemnifying Party”). However, an Indemnitee’s delay in providing or failure to provide such notice will not relieve the Indemnifying Party of its indemnification obligations, except to the extent it can demonstrate prejudice due to the delay or lack of notice.
18.3.2    Defense. Upon receipt of notice under Section 18.3.1 from the Indemnitee, the Indemnifying Party will have the duty to either compromise or defend, at its own expense and by counsel

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(reasonably satisfactory to Indemnitee), such Claim. The Indemnifying Party will promptly (and in any event not more than twenty (20) days after receipt of the Indemnitee’s original notice) notify the Indemnitee in writing that it acknowledges its obligation to indemnify the Indemnitee with respect to the Claim pursuant to this Article 18 (Indemnification; Insurance) and of its intention either to compromise or defend such Claim. Once the Indemnifying Party gives such notice to the Indemnitee, (a) the Indemnifying Party will have the right to control the defense and settlement of such Claim, subject to this Section 18.3 and (b) the Indemnifying Party is not liable to the Indemnitee for the fees of other counsel or any other expenses subsequently incurred by the Indemnitee in connection with such defense, other than the Indemnitee’s reasonable expenses of investigation and cooperation. However, the Indemnitee will have the right to employ separate counsel and to control the defense of a Claim at its own expense.
18.3.3    Cooperation. The Indemnitee will cooperate fully with the Indemnifying Party and its legal representatives in the investigation and defense of any Claim. The Indemnifying Party will keep the Indemnitee informed on a reasonable and timely basis as to the status of such Claim (to the extent the Indemnitee is not participating in the defense of such Claim) and conduct the defense of such Claim in a prudent manner.
18.3.4    Settlement. If an Indemnifying Party assumes the defense of a Claim, no compromise or settlement of such Claim may be effected by the Indemnifying Party without the Indemnitee’s written consent (which consent will not be unreasonably withheld, conditioned, or delayed), unless: (a) there is no finding or admission of any violation of law or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee; (b) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (c) the Indemnitee’s rights under this Agreement are not adversely affected. If the Indemnifying Party fails to assume defense of a Claim within a reasonable time, the Indemnitee may settle such Claim on such terms as it deems appropriate with the consent of the Indemnifying Party (which consent will not be unreasonably withheld, conditioned, or delayed), and the Indemnifying Party will be obligated to indemnify the Indemnitee for such settlement as provided in this Article 18.
18.4    Insurance. Supplier shall maintain Commercial General Liability insurance for e.g. corporate property, drug, drug substance, recall and logistics during the Term, but in no event shall such insurance be in an amount less than [***] per occurrence/annual aggregate during the Term. In addition, during the term of Commercialization of any Commercial Product and for a period of at least [***] thereafter, Supplier shall maintain Product Liability and Professional Liability insurance in an amount not less than [***] per occurrence and annual aggregate that covers occurrences during the period in which there is any Commercialization of Commercial Product and, if such policy is a claims-made policy, for a period of at least [***] thereafter. Supplier shall provide a certificate of insurance evidencing such coverage to Myovant upon its written request. Supplier shall notify Myovant [***] in advance of cancelation of any such insurance.
18.5    No Consequential or Punitive Damages. NEITHER PARTY HERETO WILL BE LIABLE FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR MULTIPLE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER OR FOR ANY LOSS OR INJURY TO THE OTHER PARTY’S PROFITS OR GOODWILL ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. THIS SECTION 18.5 DOES NOT APPLY TO A BREACH OF A PARTY’S OBLIGATIONS UNDER ARTICLE 16 (CONFIDENTIALITY) OR TO A PARTY’S OBLIGATIONS PURSUANT TO SECTION 18.1 (INDEMNIFICATION BY MYOVANT) AND 18.2 (INDEMNIFICATION BY SUPPLIER).
18.6    Limitation of Liability. Except for violations of law, fraud, willful misconduct, gross negligence, a breach of its obligations of confidentiality and non-use, or its indemnity obligations, Supplier’s liability to Myovant under this Agreement for any and all claims for losses (whether grounded in contract, tort, indemnity or otherwise) shall not exceed [***] prior to the date such claim or loss first arose.

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ARTICLE 19
TERM AND TERMINATION
19.1    Term. This Agreement shall commence on the Effective Date and shall continue until the [***] of the Effective Date (the “Initial Term”). At the end of the Initial Term, this Agreement shall continue automatically for additional [***] periods (each, a “Renewal Term,” and together with the Initial Term, the “Term”) under the same terms and conditions until terminated in accordance with the terms hereof or until a Party provides at least [***] written notice of non-renewal to the other Party prior to expiration of the then-current Initial Term or Renewal Term, as applicable.
19.2    Termination.
19.2.1    Termination for Material Breach. Either Party shall be entitled to terminate this Agreement in the event that the other Party commits a material breach of this Agreement and such other Party fails to cure such breach within [***] of receiving a notice of default from the non-defaulting Party, by giving a notice of termination to such other Party (after expiration of such cure period, if applicable), with the termination to take effect on the date specified therein.
19.2.2    Termination for Bankruptcy. Either Party may terminate this Agreement by written notice to the other Party upon occurrence of any of the following events: (a) a voluntary petition of bankruptcy is filed by the other Party in any court of competent jurisdiction; (b) an involuntary petition for bankruptcy of the other Party is filed by such Party’s creditors in any court of competent jurisdiction and is not vacated within [***] after filing; (c) a receiver is appointed or applied for to manage any part of a Party’s assets related to this Agreement; or (d) this Agreement is assigned by the other Party for the benefit of its creditors.
19.3    Consequences of Termination.
19.3.1    Termination of this Agreement by Myovant for Supplier’s Material Breach or Bankruptcy. If this Agreement is terminated by Myovant pursuant to Section 19.2.1 (Termination for Material Breach) or Section 19.2.2 (Termination for Bankruptcy), then Myovant may elect to cancel any Purchase Order(s) without any liability for amounts due thereunder and will be released from any liability for any Firm Orders then in effect for Product(s).
19.3.2    Termination of this Agreement by Supplier for Myovant’s Material Breach or Bankruptcy. If this Agreement is terminated by Supplier pursuant to Section 19.2.1 (Termination for Material Breach) prior to a final, binding determination that Myovant materially breached this Agreement or pursuant to Section 19.2.2 (Termination for Bankruptcy), then Supplier shall continue to supply Product(s) pursuant to this Agreement until the Technology Transfer Plan is complete or a Third Party supplier is able to Manufacture and supply Product(s) to Myovant in sufficient quantity and quality to replace Supplier’s obligations under this Agreement, whichever occurs first. However, the start of production of such Products shall be subject to an upfront payment to be made by Myovant including the cost of any raw materials and intermediates used for the production and the price of the Products itself.
19.3.3    Transition of Manufacturing. Upon the expiration or any termination of the Agreement, the Parties will discuss in good faith the transition of Manufacture and supply activities of the Product(s). Upon reasonable request by Myovant, Supplier may assist so far as reasonably needed in the transition by participating in the technology transfer activities to Myovant or Myovant’s third party supplier. Such activities by Supplier shall be limited to documentation and consulting services and at all times, Myovant shall remain the owner and assessor of the transfer. Such activities by Supplier will be at Myovant’s expense unless the MSA is terminated for cause solely attributable to Supplier.
19.4    Survival of Obligations. Termination or expiration of this Agreement shall not relieve a Party of any obligation to make a payment that was owed prior to or on the effective date of such termination, including amounts invoiced prior to such termination or expiration, nor prejudice either Party’s right to obtain performance of any obligation provided for in this Agreement that expressly survives termination or expiration. All provisions of this Agreement that, in accordance with their terms, are intended to have effect after the expiration or termination of this Agreement shall survive such termination or expiration, including Sections 3.13.1, 3.2(a), 3.4, 17.2.4, 19.3, this 19.4, and 19.5 and Articles 1, 6 (solely to the extent necessary to fulfill any obligation to a Regulatory Authority after termination or expiration), 10, 12, 14, 15, 16 (for the period specified in Section 16.1), 18 and 20.

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19.5    Remedies. Except as otherwise expressly provided herein, exercise by a Party of its rights under this Article 19 shall not limit remedies which may otherwise be available to a Party in law or equity.
ARTICLE 20
GENERAL PROVISIONS
20.1    Force Majeure Event. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by causes beyond the reasonable control of the affected Party, including embargoes, epidemics, war, acts of war (whether war be declared or not), acts of terrorism, sabotage, insurrections, riots, civil commotions, strike, fire, floods, earthquake, or other acts of God, or acts, omissions or delays in acting by any governmental authority, and which in each case is not caused by the gross negligence or intentional misconduct of such Party (each such event or cause, a “Force Majeure Event”) and the nonperforming Party promptly provides notice of such prevention to the other Party. Such excusal shall be continued so long as the condition constituting a Force Majeure Event continues and the nonperforming Party takes reasonable efforts to mitigate the condition. If a Force Majeure Event persists for more than ninety (90) days, the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such Force Majeure Event.
20.2    Notices. Any notice, request, or other communication permitted or required under this Agreement will be in writing, will refer specifically to this Agreement and will be hand delivered or sent by a recognized overnight delivery service, expenses prepaid, or by facsimile (with transmission confirmed), to the following addresses or to such other addresses as a Party may designate by written notice in accordance with this Section 20.2:
If to Supplier:
    Excella GmbH & Co KG
        Nürnberger Str. 12
        90537 Feucht
        Germany
If to Myovant:
Myovant Sciences GmbH
Viaduktstrasse 8
4051 Basel
Switzerland
Copy to:
Myovant Sciences, Inc.
2000 Sierra Point Parkway
9th Floor
Brisbane, CA 94005
Attention: General Counsel
20.3    Dispute Resolution.
20.3.1    Exclusive Dispute Resolution Mechanism. The Parties agree that the procedures set forth in this Section 20.3 will be the exclusive mechanism for resolving disputes, actions, claims, controversies, suits, or proceedings between the Parties arising in whole or in part out of, related to, based upon or in connection with this Agreement, the Quality Agreement or the subject matter of either (each, a “Dispute”, and collectively, the “Disputes”).
20.3.2    Resolution by Executive Officers. Except as otherwise provided in this Section 20.3.2, in the event of any Dispute that is not resolved, the Parties will first attempt in good faith to resolve such Dispute by negotiation and consultation between themselves on an informal basis for a period of ten (10) Business Days after receipt of written notice of such Dispute by a Party. If such Dispute is not resolved by the Parties’ informal discussions within such ten (10) Business Day period, either Party may, by written notice to the other Party, refer the Dispute to the senior executive officer (or his or her delegate) (each, an “Executive Officer”) of the other Party for attempted resolution by good faith negotiation within ten (10) Business Days

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after such notice is received. Each Party may, in its sole discretion, seek resolution of any and all Disputes that are not resolved under this Section 20.3.2 in accordance with Section 20.3.3.
20.3.3    Arbitration. If the Parties are unable resolve a given Dispute pursuant to Section 20.3.2 within ten (10) Business Days of referring such dispute to the Executive Officers, either Party may have the given Dispute settled by binding arbitration in the manner described below:
(a)    Arbitration Request. If a Party intends to begin an arbitration to resolve a dispute arising under this Agreement, such Party shall provide written notice (the “Arbitration Request”) to the other Party of such intention and the issues for resolution. From the date of the Arbitration Request and until such time as the dispute has become finally settled, the running of the time periods as to which a Party must cure a breach of this Agreement becomes suspended as to the subject matter of the dispute.
(b)    Additional Issues. Within ten (10) days after the receipt of the Arbitration Request, the other Party may, by written notice, add additional issues for resolution.
(c)    Arbitration Procedure. Except as expressly provided herein, the sole mechanism for resolution of any claim, dispute or controversy arising out of or in connection with or relating to this Agreement or the breach or alleged breach thereof shall be arbitration by the International Chamber of Commerce (“ICC”) in New York, USA, or in such other venue as the Parties agree, under New York law except as provided herein. All proceedings shall be held in English and a transcribed record prepared in English. The Parties shall choose, by mutual agreement, one arbitrator within thirty (30) days of receipt of notice of the intent to arbitrate. If no arbitrator is appointed within the times herein provided or any extension of time that is mutually agreed on, the ICC shall make such appointment within thirty (30) days of such failure. The award rendered by the arbitrator shall not include costs of arbitration, attorneys’ fees or costs for expert and other witnesses. Within forty-five (45) days of initiation of arbitration, the Parties shall reach agreement upon and thereafter follow procedures directed at assuring that the arbitration will be concluded and the award rendered within no more than six (6) months from selection of the arbitrator. Failing such agreement, the ICC will design and the Parties will follow procedures directed at meeting such a time schedule. The arbitrator (i) shall not have any power or authority to add to, alter, amend or modify the terms of this Agreement but shall specify rules sufficient to allow reasonable discovery by the Parties; (ii) shall establish and enforce appropriate rules to ensure that the proceedings, including the decision, be kept confidential and that all Confidential Information of the Parties be kept confidential and be used for no purpose other than the arbitration; (iii) shall have the power to enforce specifically this Agreement and the terms and conditions hereof in addition to any other remedies at law or in equity; and (iv) shall issue all decisions in writing. Nothing in this Agreement shall be deemed as preventing either Party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of the dispute as necessary to protect either Party’s name, proprietary information, trade secrets, know-how or any other proprietary right or otherwise to avoid irreparable harm. If the issues in dispute involve scientific or technical matters, any arbitrator chosen hereunder shall have educational training and/or experience sufficient to demonstrate a reasonable level of knowledge in the field of biotechnology. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
20.4    Audits.
20.4.1    Facility Audits. In addition, in accordance with the Quality Agreement, Myovant shall have the right, upon at least [***] notice to Supplier, and such date to be reasonably agreed upon by the Parties, either by itself or through independent outside auditors or consultants, not more than once per Calendar Year during the Term of this Agreement, unless reasonable cause is shown, to inspect and audit, at its sole expense and during normal business hours and in a manner that does not interfere unreasonably with operations, any areas in the Facility or any other Manufacturing facilities in which any portion of the Manufacturing, packaging or other activities with respect to any Product(s) is performed, including any Regulatory Materials and other information reasonably related to the subject matter set forth herein located at the Facility or such Manufacturing facility. The information obtained during the course of such audit shall be considered Confidential Information and subject to Article 16.
20.5    Relationship of the Parties. It is expressly agreed that Supplier, on the one hand, and Myovant, on the other hand, will be independent contractors and that the relationship between the two Parties will not constitute a partnership, joint venture or agency. Neither Supplier nor Myovant will have the authority to make any statements, representations or commitments of any kind, or to take any action which will be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party will be employees of that Party and not of the other Party and all expenses and obligations incurred by reason of such employment will be for the account and expense of such Party.

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20.6    Designation of Affiliates. Each Party may discharge any obligations and exercise any rights hereunder through delegation of its obligations or rights to any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement will be a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.
20.7    Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that each Party may, without the other Party’s prior written consent: (a) assign its rights and obligations under this Agreement to its Affiliate or, in the case of Myovant, to its licensee, provided that any assignment by Supplier to an Affiliate must occur in connection with the sale or other transfer to such Affiliate of all or substantially all of the assets of the business to which this Agreement relates; and (b) assign this Agreement to its successor in connection with the sale or other transfer of all or substantially all of the assets of the business to which this Agreement relates (whether such transaction occurs by way of a sale of assets, merger, consolidation or similar transaction). Any successor or assignee of rights or obligations permitted hereunder will, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment will be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 20.7 will be null, void and of no legal effect. Notwithstanding anything to the contrary in this Agreement or the Quality Agreement, this Agreement may only be assigned to an assignee to whom the Quality Agreement is assigned at the same time, and the Quality Agreement may only be assigned to an assignee to whom this Agreement is assigned at the same time. For clarity, any assignment by Supplier under this Section 20.7 shall not result in any change to the requirement that Supplier (including its assignee) shall Manufacture the Product(s) only at the Facility in accordance with Section 5.1.
20.8    Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision will be considered severed from this Agreement and will not serve to invalidate any remaining provisions hereof. The Parties will make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
20.9    Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver will be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.
20.10    Construction; Rules of Construction. Interpretation of this Agreement will be governed by the following rules of construction: (a) words in the singular will be held to include the plural and vice versa, and words of one gender will be held to include the other gender as the context requires; (b) references to the terms “Section”, “Exhibit”, or “Schedule” are to a Section, Exhibit, or Schedule of this Agreement unless otherwise specified; (c) the terms “hereof’, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement; (d) references to “€” or “Euros” will mean the currency of the Eurozone; (e) the word “including” and words of similar import when used in this Agreement will mean “including without limitation,” unless otherwise specified; (f) the word “or” will not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) the titles and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement; (i) each of the Parties has participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or burdening either Party by virtue of the authorship of any of the provisions in this Agreement or any interim drafts of this Agreement; (j) the word “shall” will be construed to have the same meaning and effect as the word “will”; (k) references to “days” will mean calendar days, unless otherwise specified; and (l) a reference to any Person includes such Person’s successors and permitted assigns.
20.11    Further Assurance. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof.

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20.12    Governing Law. This Agreement was prepared in the English language, which language will govern the interpretation of, and any dispute regarding, the terms of this Agreement. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof will be governed by and construed under the laws of the State of New York, without giving effect to any choice of law principles that would require the application of the laws of a different state and excluding the United Nations Convention on Contracts for the International Sale of Goods.
20.13    Entire Agreement. This Agreement, including the Exhibits and Schedules hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions, or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change, or addition to this Agreement will be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party except as otherwise expressly provided in Section 6.3. In the event of any inconsistency between the body of this Agreement and the Exhibits or Schedules to this Agreement or any subsequent agreements ancillary to this Agreement, unless otherwise expressly stated to the contrary in such Exhibit, Schedule or subsequent ancillary agreement, the terms contained in this Agreement will control.
20.14    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Agreement may be executed by facsimile, .pdf or other electronically transmitted signatures and such signatures will be deemed to bind each Party hereto as if they were the original signatures.
[Signature Page Follows]

THIS AMENDED AND RESTATED MANUFACTURING & SERVICES AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Restatement Date.

MYOVANT SCIENCES GMBH Signature: /s/ Slava Rakov Name: Slava Rakov Title: VP, Medical Affairs Date: 4/17/2021	EXCELLA GMBH & CO. KG Signature: /s/ Jüergen Bank Name: Jüergen Bank Title: General Manager Date: April 14, 2021

EXCELLA GMBH & CO. KG Signature: /s/ Pablo Magnani Name: Pablo Magnani Title: V.P. Global API Date: April 14, 2021